As filed with the Securities and Exchange Commission on January 9, 2018.

Registration No. 333-209117

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3930747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 Park Avenue, 4th Floor
New York, New York 10022
(212) 415-6500

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Katie P. Kurtz
AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.
405 Park Avenue, 4th Floor
New York, New York 10022
(212) 415-6500

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:

Peter M. Fass, Esq. PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Michael J. Choate, Esq. PROSKAUER ROSE LLP 70 West Madison, Suite 3800 Chicago, Illinois 60602-4342 Tel: (312) 962-3567 Fax: (312) 962-3551

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, which was originally filed January 26, 2016 (file no. 333-209117) (the “Registration Statement”) to register shares of common stock, par value $0.01 per share (“Common Stock”), of American Realty Capital Healthcare Trust III, Inc. (the “Company”) in connection with the Company’s Distribution Reinvestment Plan having an aggregate maximum offering price of up to $15,508,750, is being filed to deregister all of the Common Stock not yet sold.

On December 22, 2017, the Company consummated the sale of all of the membership interests in the Company’s subsidiaries that collectively own all 19 properties owned by the Company and comprise substantially all of the Company’s assets (the “Asset Sale”). In connection with the Asset Sale, the Company is also implementing a plan of liquidation (the “Plan of Liquidation”) to liquidate and dissolve the Company and the Company’s operating partnership, American Realty Capital Healthcare Trust Operating Partnership, L.P. On December 21, 2017, in light of the Asset Sale and Plan of Liquidation, the Board of Directors of the Company approved the termination of the Distribution Reinvestment Plan (the “DRIP”), which became effective upon the mailing of a notice on January 5, 2018 to each participant in the DRIP notifying the participants of the termination of the DRIP. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all of the Common Stock that was registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 9th day of January, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: January 9, 2018	By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer, Secretary and Treasurer